Exhibit 99.1

PRESS RELEASE

For Immediate Release

WesBanco Completes Planned CEO Succession

Announces New Executive Employment Agreements

WHEELING, W.Va., (July 21, 2023) — WesBanco, Inc. (Nasdaq: WSBC), a diversified, multi-state bank holding company, announced today that President and Chief Executive Officer Todd F. Clossin and Senior Executive Vice President and Chief Operating Officer Jeffrey H. Jackson have entered into amended and new Employment Agreements respectively, which will become effective in conjunction with the company’s previously announced CEO succession plan.

Mr. Jackson joined WesBanco in August 2022 as Senior Executive Vice President and Chief Operating Officer. Mr. Clossin has served as CEO since 2014. He has been appointed a Vice Chairman of the Company’s Board of Directors effective August 1, 2023, and will continue to serve on its Board of Directors and Executive Committee upon his retirement on December 31, 2023.

In conjunction with the changes, Mr. Jackson entered into a new three-year revolving term Employment Agreement with WesBanco and was elected to the Board of Directors effective August 1, 2023. Mr. Clossin also entered into an Amendment to his current Employment Agreement, also effective August 1, 2023, which shortens the term of his current Employment Agreement to expire on December 31, 2023, changes his duties and title and consents to his retirement as an Executive Officer of the Company on December 31, 2023.

“On behalf of the Board of Directors, I want to thank Todd for his exceptional service to WesBanco during his tenure as CEO—a period that saw the Company nearly triple in assets through organic growth and acquisitions,” said Christopher V. Criss, Chairman, WesBanco Board of Directors. “Now, the Board is pleased to welcome Jeff to the CEO role to lead WesBanco into its next phase of growth. Having worked with Jeff closely over the past year, we are confident he will continue to build on the impressive foundation already established and serve WesBanco’s customers, communities, employees and shareholders well.”

“I am honored to lead this tremendous organization as we continue to advance our commitment to helping people, businesses and communities grow and achieve their financial goals. WesBanco has a rich legacy, and I look forward to working with the Board and our teams to build on our strong foundation, execute our strategic plans and deliver profitable long-term growth,” said Mr. Jackson. “On behalf of all my WesBanco colleagues, I thank Todd for his decade of leadership, which has positioned WesBanco well for continued growth and success.”

Mr. Jackson joined WesBanco following a successful career with First Horizon Bank, where he held roles of increasing responsibility, most recently as Executive Vice President and Chief Operating Officer of regional banking in Memphis, Tennessee. Before that, he was Regional President for Florida; and Market President for Southeast Tennessee and Atlanta. Mr. Jackson is a graduate of Auburn University and received a certificate of Corporate Strategy from Columbia University. He and his family reside in Wheeling, West Virginia.

About Wesbanco, Inc.

Founded in 1870, Wesbanco, Inc. is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel. Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share. The company’s banking subsidiary, Wesbanco Bank, Inc., operates more than 190 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia. Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively. In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, the company provides trust, wealth management, securities brokerage, and private banking services through its century-old Trust and Investment Services department, with approximately $5.1 billion of assets under management (as of June 30, 2023).The company also offers insurance and brokerage services through its affiliates and subsidiaries. Learn more at www.wesbanco.com and follow us on Facebook, LinkedIn and Twitter.

WesBanco Company Contact:

Alisha Hipwell

Senior Vice President, Corporate Communications

Alisha.Hipwell@wesbanco.com

304-234-9230

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